UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Trevena, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This amendment (this “Amendment”) dated May 17, 2024, amends and supplements the definitive proxy statement filed by Trevena, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 29, 2024, as amended by that certain Amendment No. 1 that was filed with the Commission on May 3, 2024 (collectively, the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 13, 2024, at 8:30 a.m. Eastern Time.

This Amendment is being filed for the purpose of correcting the quorum requirement in the Proxy Statement.

This Amendment hereby amends the Proxy Statement as follows:

•	The paragraph on page 2 of the Proxy Statement under the section entitled “How many votes must be present to hold the Annual Meeting?” shall read as follows:

At least 33 1/3 percent of the issued and outstanding shares entitled to vote, or 6,107,004 shares, present or by proxy, are needed for a quorum to hold the Annual Meeting. Abstentions and broker non-votes (discussed below) are included in determining whether a quorum is present. We urge you to vote by proxy even if you plan to attend the Annual Meeting. This will help us know that enough votes will be present to hold the Annual Meeting.

Except as specifically amended or supplemented by the information contained herein, this Amendment does not revise or update any other information set forth in the Proxy Statement. This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Amendment should be read in conjunction with the Proxy Statement, and the Proxy Statement should be read in its entirety.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy card and wish to change your vote, you may revoke your proxy and change your vote by following the instructions in the section entitled “Questions and Answers About the Annual Meeting and Voting – Can I change my vote?” of the Proxy Statement. This Amendment does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.